Exhibit 10.38

CONSULTING AND INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Agreement (“Agreement”) is between Symyx Technologies, Inc., a Delaware corporation and its successors or assignees (“Symyx”) and the undersigned David Hill (“Consultant”).

1.    Engagement of Services; Symyx Person Responsible.  Symyx may issue Work Order(s) from time to time in the form attached hereto as Exhibit A (“Work Order(s)”).  Consultant will, to the best of its ability, render the services set forth in Work Order(s) its accepts (the “Services”) by the stated completion dates.  Consultant will exercise the highest degree of professionalism and utilize its expertise and creative talents in completing the Services.   The Symyx employee responsible for Symyx’s relationship with Consultant is:  Howard Turner.

2.    Compensation. Each Work Order will specify the applicable fee arrangement. Within forty-five (45) days of receipt of a proper invoice, Symyx will pay undisputed amounts for Services rendered and accepted.  Except as otherwise set forth in a Work Order, Consultant is responsible for its own costs and expenses.  If Symyx agrees to reimburse expenses, they must be pre-approved and consistent with Symyx’s travel and other policies.  Consultant must provide all supporting documentation, and may not in any event exceed the total amounts specified on a Work Order without prior written authorization.

3.    Independent Contractor. Consultant is an independent contractor; nothing in this Agreement is intended or will be construed as creating an agency, partnership, joint venture or employment relationship.  Consultant has sole discretion and control over the manner and means by which it completes the Services.  Except as specified in a Work Order, Consultant will provide its own equipment and materials, at its own expense.  Consultant will complete the Services at a location, place and time that Consultant deems appropriate. Consultant may not make any representation or commitment on Symyx’s behalf. Consultant is not entitled to benefits Symyx provides to its employees.  Consultant is responsible for all tax returns and payments required by any authority relating to Consultant’s performance of Services. Symyx will not withhold or make contributions for social security, unemployment or disability insurance. Consultant will indemnify and hold Symyx harmless against such taxes or contributions, including penalties and interest.

4.    Reports and Records.  Consultant will regularly advise Symyx on its progress in performing Services, and to the extent Symyx requests, will do so via written reports.  Consultant will meet with Symyx personnel as requested to review the progress of the Services. Consultant will maintain reasonably detailed records related to its performance of the Services, including the expenditure of time per person, materials and other costs.  Symyx has the right during the Term and for three (3) years thereafter to examine Consultant’s books and records relating to this Agreement.

5.    Confidentiality.  If the parties have previously entered into a non-disclosure agreement encompassing the disclosure of Symyx’s confidential and proprietary information to Consultant, then the terms in that agreement will apply to disclosures hereunder and be deemed a part hereof (regardless of whether that agreement terminates prior to the end of the Term), and the following provisions will not apply. Otherwise, the following provisions apply.

5.1    “Confidential Information” means Symyx’s non-public information disclosed (directly or indirectly) to Consultant, or to which Consultant may gain access, in any form. Confidential Information includes, for example, know-how and trade secrets; patents, patent applications, innovations and inventions (whether patentable or not); works of authorship, including software programs and related materials; technical information, such as algorithms, methods, designs, formulae, processes, research and development, specifications and configuration information; financial and pricing information; information about suppliers, customers, prospects, investors, employees and business relationships; forecasts, strategies, and other information related to Symyx’s current, future, and proposed products, services, and business; and information Symyx provides regarding or belonging to third parties. Information need not be labeled or marked “confidential” or “proprietary” to be deemed Confidential Information.  As between the parties, all Confidential Information is Symyx’s property.

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5.2    Third-Party Information. Consultant recognizes that Confidential Information includes confidential or proprietary information Symyx has received from third parties, subject to a duty to maintain its confidentiality and to use it for certain limited purposes.  Consultant agrees it owes Symyx and such third parties a duty to hold all such third-party information in the strictest confidence and not to disclose it to any party or to use it except as necessary to perform Services, consistent with the Symyx's agreement with the owner.

5.3    Duties. At all times, and notwithstanding the termination of this Agreement, Consultant will use Confidential Information only as necessary to provide Services and will use the Confidential Information only for Symyx’s benefit.  Consultant will hold Confidential Information in strict confidence, and will use the same care and precautions to avoid publication, dissemination, or other disclosure of Confidential Information as it uses with its own most confidential information (and in no case less than reasonable care).  Consultant will not disclose Confidential Information to any third party, and will limit dissemination of Confidential Information within Consultant (if Consultant is not a natural person) to Consultant’s employees who (a) have a need to know such information to perform the Services; and (b) are bound by written obligations of confidentiality for Symyx’s benefit that are at least as restrictive as this Agreement. Except as specifically agreed in a Work Order, Consultant will not reverse engineer, disassemble or decompile any software, prototypes, materials or other tangible objects, or reproduce Confidential Information except as necessary to provide the Services.

5.4    Exceptions. Consultant’s obligations in this Section 5 will not apply to an item of the Confidential Information when Consultant can document that such item (a) is or becomes generally available to the public through no fault of Consultant; (b) was publicly known prior to disclosure, or was already in Consultant’s possession, as shown by its pre-existing records, without violating, and free of, any obligation of confidence; (c) was rightfully disclosed to Consultant by a third party without violating any obligation of confidence; or (d) was independently developed by Consultant without any reference to or use of Symyx Confidential Information.

5.5    Outside Information. Consultant will not disclose to Symyx, bring onto Symyx’s premises, or induce Symyx to use, any confidential or proprietary information that belongs to anyone other than Symyx or Consultant.

6.    Ownership.

6.1    Definitions.

(a)           “Work Product” means deliverables, know-how, trade secrets, ideas, designs, trademarks, formulae, algorithms, processes, improvements, discoveries, manufacturing techniques, artwork, software, software source documents, other works of authorship, miscellaneous work product (such as memoranda, notes, and letters) and other works, whether or not patentable, copyrightable or subject to other forms of protection (“Inventions”) that are solely or jointly conceived, developed, written, created, made, learned or first reduced to practice in the course of any work performed by Consultant under any Work Order, together with all IP Rights therein.

(b)           “Background Technology” means Inventions owned by Consultant, and that either (i) existed prior to the execution of this Agreement; or (ii) are developed outside the scope of any Services independently from and without the use of Confidential Information.

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6.2    Ownership; Disclosure.  Consultant agrees that all Work Product is Symyx’s sole and exclusive property. If Consultant is not a natural person, then Consultant represents and warrants that before assigning any personnel to perform any Services, such individual will have executed an instrument that validly assigns all Work Product to Symyx (to the extent permitted under applicable law). Consultant will promptly disclose all Work Product to Symyx.

6.3    Assignment of Work Product.  Consultant hereby irrevocably assigns to Symyx all of the right, title and interest worldwide in and to Work Product (including all intellectual property rights embodied therein and related thereto (“IP Rights”)), in perpetuity (or for the longest period of time otherwise permitted by law).  Consultant retains no rights to use Work Product and will not challenge Symyx’s ownership in Work Product. Consultant agrees to make and maintain written records of all Work Product and IP Rights, and will promptly submit such records, and supplemental oral or written disclosures, to designated representatives of Symyx. On request, Consultant will execute, acknowledge and deliver assignments of IP Rights to Symyx or its designee.

6.4    Waiver and License. If Consultant retains any rights in Work Product that cannot be assigned to Symyx, Consultant unconditionally and irrevocably waives enforcement of such rights, and all claims and causes of action of any kind against Symyx with respect thereto. If Consultant has any right to Work Product that cannot be assigned to Symyx or waived by Consultant, then Consultant hereby unconditionally and irrevocably grants to Symyx during the term of such rights, an exclusive, irrevocable, worldwide, perpetual (or the longest period of time permitted by law, if less),  royalty-free and fully paid license, with rights to sublicense through multiple tiers of sublicensees, to fully use and exploit all such rights in any manner whatsoever, by all means now known or hereafter developed. Consultant hereby waives and quitclaims to Symyx any and all claims, of any nature whatsoever, that Consultant now or may hereafter have for infringement of any rights in Work Product or Background Technology in Work Product.

6.5    Background Technology. Consultant hereby grants to Symyx an exclusive, irrevocable, worldwide, perpetual (or if less, the longest period of time permitted by law), assignable, royalty-free and fully paid license, with rights to sublicense through multiple tiers of sublicensees, to fully use and exploit any Background Technology used in or incorporated into Work Product in connection with the use and exploitation of Work Product by Symyx, its customers, affiliates, successors and assigns, in any manner whatsoever, by all means now known or hereafter developed.

6.6    Assistance.  Consultant will cooperate with Symyx or its designee(s), both during and after the Term, to procure and maintain Symyx’s rights in Work Product, and to execute and deliver, when requested, documents Symyx deems necessary or advisable to carry out the purposes of this Agreement.  In particular, Consultant will assist Symyx in obtaining, perfecting, maintaining and enforcing Symyx’s rights in Work Product in any jurisdiction, including executing, acknowledging and delivering such documents and performing such other acts as Symyx may reasonably request.  Consultant agrees, at Symyx’s request and expense, to consent to and join in any action to enforce rights in Work Product. Consultant hereby irrevocably designates and appoints Symyx and its duly authorized officers and agents as its agent and attorney in fact (with full power of substitution), which appointment is coupled with an interest, to act for and in its behalf, if Symyx cannot secure Consultant’s signature or assistance after reasonable effort, to execute, acknowledge and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 6 with the same legal force and effect as if executed by Consultant.

6.7    California Labor Code Section 2870.  This Section does not require the assignment of any materials in contravention of Section 2870 of the California Labor Code.

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7.    Representations and Warranties.  Consultant represents and warrants that (a) all Work Product will be Consultant’s original work, or, to the extent it is not an original work of Consultant, any third parties with an interest therein will have executed assignment of rights reasonably acceptable to Symyx; (b) neither the Work Product nor any element thereof, nor the use or exploitation thereof by Symyx, will infringe or misappropriate the intellectual property rights of any third party; (c) neither the Work Product nor any element thereof will be subject to any restrictions, mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) any deliverables will comply and conform to the applicable specifications therefor; and (e) any computer code provided by Consultant will not contain copy protection mechanisms, or viruses or other harmful code. Consultant also represents and warrants that (a) it will perform all Services in a professional and workmanlike manner using the best practices of the industry; (b) it will not grant any rights whatsoever in the Work Product to any third party; (c) it has full right and power to enter into this Agreement perform Services without the consent of any third party; (d) Consultant has no contract or duty inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit B; (e) Consultant will take all necessary precautions to prevent injury to any persons and damage to property during the Term; and (f) Consultant will comply with all applicable laws, regulations and orders of any governmental authority of competent jurisdiction in performing Services and its other obligations under this Agreement, including, for example, export control. Consultant agrees during the Term not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement. Consultant will, in all things and in good faith, protect Symyx’s goodwill.

8.    Indemnity.  Consultant will indemnify and hold harmless Symyx, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) that result from a breach or alleged breach of any representation or warranty of Consultant (a “Claim”) set forth in Section 7, or from a breach of Consultant’s obligations in Sections 5.2, 5.3 or 5.5, provided that Symyx gives Consultant written notice of any such Claim.  From the date of written notice from Symyx to Consultant of any such Claim, Symyx will have the right to withhold from any payments due Consultant under this Agreement the amount of any costs or expenses incurred by Symyx.

  9.    Term and Termination.

9.1    Term.  This Agreement begins on the Effective Date and will continue until terminated (the “Term”).

9.2    Termination.  Symyx may terminate this Agreement or any Work Order for any reason or no reason upon seven (7) days notice to Consultant.  Symyx may also terminate this Agreement immediately in its sole discretion upon Consultant’s breach of any provision of this Agreement. Consultant may terminate this Agreement if there is no outstanding and uncompleted Work Order upon fifteen (15) days’ notice to Symyx.

9.3    Effect.  Immediately upon any termination, Consultant will cease performing all Services (unless the termination notice directs otherwise).  Symyx will pay Consultant for completed and accepted Services performed prior to the date of notice of termination within forty-five (45) days.  Symyx will not incur obligations for any work performed after the date of notice of termination, or for any anticipated profit on unperformed work.  If Symyx terminates this Agreement or any Work Order for Consultant’s default, Symyx may take over and arrange for completion of the Services and proceed with all available remedies.  Sections 3-6 and 8 through 10 will survive termination of this Agreement.

9.4    Non-interference.  During the Term and for two (2) years thereafter, Consultant will not solicit or induce any Symyx employee or contractor to terminate or breach any employment or contractual relationship with Symyx.

9.5    Return of Property.  Upon termination of the Agreement, or earlier if Symyx requests, Consultant will deliver to Symyx all notes, memoranda, specifications, drawing, devices and documents, (and all copies and extracts), and any other material containing or disclosing any Work Product or Confidential Information.  Consultant agrees that Symyx may inspect Symyx property (including storage media) at any time, without prior notice.

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10.    General Provisions.

10.1    Law.  The laws of the State of California will govern this Agreement, without giving effect to conflict of laws principles that would apply the law of another jurisdiction.  Consultant expressly consents to the personal jurisdiction and venue in, and service of process by, courts with jurisdiction over Santa Clara County, California for any claim or dispute arising from or relating to this Agreement. A breach of this Agreement may result in irreparable and continuing damage for which there may be no adequate remedy at law, and the parties may seek injunctive relief as well as other relief as appropriate. Except as limited herein, all remedies are cumulative. The prevailing party in any dispute arising out of or relating to this Agreement will be entitled to recover its reasonable costs, expenses and attorneys’ fees, in addition to any other relief it may be awarded.

10.2    Liability.  Symyx’s liability arising out of or relating to this Agreement or any Work Order will be limited to the fees payable to Consultant in accordance with Section 2 and the applicable Work Order.  In no event will Symyx be liable for any consequential, incidental, indirect or special damages, under any legal theory, even if Symyx has been advised of the possibility of such damages, and notwithstanding the failure of essential purpose of any limited remedy.

10.3    Publicity.  Consultant may not disclose the existence or terms of this Agreement to any third party.

10.4    Insurance. Consultant will maintain appropriate insurance coverages, at its sole cost and expense.  Consultant will deliver to Symyx a Certificate of Insurance upon request.

10.5    Subcontracts/Assignment. Consultant may not subcontract or otherwise delegate its obligations without Symyx's consent. Consultant may not assign this Agreement without Symyx’s consent. Any such attempts will be void.

10.6    Notices.  All notices must be in writing and sent to the addressee at the address or facsimile number set forth below (or as may be provided subsequently in accordance with this provision).  Notice will be deemed received and effective: (i) upon delivery if delivered personally; (ii) five days following deposit into the United States mail (certified mail, return receipt requested); (iii) upon receipt of notice of successful electronic delivery, if sent via facsimile; or (iv) one day after deposit with a nationally recognized overnight courier.

10.7    Modification; Waiver; Severability. Only a mutually executed written instrument may modify, amend or supplement this Agreement. All waivers must be in writing, and signed by the Party against which it is sought to be enforced. No failure or delay in enforcing any right will be deemed a waiver.  If a court of competent jurisdiction declares or adjudges a provision to be illegal, unenforceable or void, this Agreement will continue in force to the fullest extent permitted by law without the provision.

10.8    Entire Agreement.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges the parties’ prior understandings and discussions. These terms will govern all Work Orders.  If there is a conflict between this Agreement and a Work Order, the Work Order will control with respect to the Services set forth therein.

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In Witness Whereof, each party has caused this Agreement to be executed by its duly authorized representative. This Agreement may be executed in counterparts.

CONSULTANT– DAVID HILL		SYMYX TECHNOLOGIES, INC.

By:	/s/ David C. Hill	By:	/s/ Rex S. Jackson

Name:	David C. Hill	Name:	Rex S. Jackson

Title:		Title:	EVP & CFO

Date:	2/8/2008	Date:	2/6/2008

Address:		Address:	415 Oakmead Parkway
C/O Symyx Technologies			Sunnyvale, CA 94085
415 Oakmead Parkway			Attn: General Counsel
Sunnyvale, CA 94085

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Exhibit A
Work Order #1

This Work Order #1 (“Work Order”) is entered into by and between Symyx Technologies, Inc. (“Symyx”) and David Hill (“Consultant”) as of __2/6/08__and is incorporated into the Consulting and Independent Contractor Services Agreement between the parties, effective as of __1/30/08__ If any item in this Work Order is inconsistent with that Agreement, the terms of this Work Order will govern, but only with respect to the services set forth herein.  Capitalized terms used but not defined, herein, are defined in the Agreement.

I.	detailed description of services (and milestones)

The consultant shall support Symyx business development activities in the refining, petrochemcials, polymer, energy and electronic materials sector, primarily by: (a) suggesting and evaluating potential strategic partnerships, (b) assisting in the creation and review of Symyx business plans and those of potential partners, and (c) recommending commercial structures to maximize the value of the Symyx intellectual property portfolio, including but not limited to venture capital and joint development or joint venture structures, and parties that might be interested in such proposals.

II.	Project Schedule

Period of consultation: One year, effective from the last date of signature under this Agreement.

III.	FINANCIAL TERMS

Daily rate: $2000/day (Maximum no. of days: Ten)

Travel and Expenses to be paid by SYMYX: not to exceed $1500

Maximum cost of Consultant: $21,500

By signatures below, the duly authorized representatives of the parties hereto have agreed to this Work Order.

CONSULTANT– DAVID HILL		SYMYX TECHNOLOGIES, INC.

By:	/s/ David C. Hill	By:	/s/ Rex S. Jackson

Name:	David C. Hill	Name:	Rex S. Jackson

Title:		Title:	EVP & CFO

Date:	2/6/08	Date:	2/6/08

Address:		Address:	415 Oakmead Parkway
C/O Symyx Technologies, Inc.			Sunnyvale, CA 94085
415 Oakmead Parkway			Attn: General Counsel
Sunnyvale, CA 94085

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EXHIBIT A
Work Order #2
This Work Order #2 ("Work Order") is entered into by and between Symyx Technologies, Inc. ("Symyx') and David Hill ("Consultant") as of June 16, 2008 and is incorporated into the Consulting and Independent Contractor Services Agreement between the parties, effective as of February 8, 2008. If any item in this Work Order is inconsistent with that Agreement, the terms of this Work Order will govern, but only with respect to the services set forth herein. Capitalized terms used but not defined, herein, are defined in the Agreement.

I.              DETAILED DESCRIPTION OF SERVICES (AND MILESTONES)

The consultant shall provide leadership to Symyx Biorenewables, Inc.

II.             PROJECT SCHEDULE

Consultant shall work on a half-time basis. Period of consultation shall be from June 23, 2008 until the earlier of: (a) Symyx informing Consultant that his services are no longer needed, or (b) the cost cap described below has been met.

III.    FINANCIAL TERMS

Monthly rate: $16,667/month in fees. Consultant to be paid twice a month.

Travel and expenses to be paid by Symyx.

Maximum cost of Consultant under this Work Order #2 shall not exceed $70,000.

Invoices shall be sent by Consultant to Richard Boehner.

By signatures below, the duly authorized representatives of the parties hereto have agreed to this Work Order.

CONSULTANT		SYMYX TECHNOLOGIES, Inc.
By:	/s/ David C. Hill	By:	/s/ Rex S. Jackson

Name:	David C. Hill	Name:	Rex S. Jackson

Title:		Title:	EVP & CFO

Date:	6/24/08	Date:	6-23-08

Address:C/O.	Symyx Technologies, Inc	Address:	415 Oakmead Parkway
	415 Oakmead Parkway		Sunnyvale, CA 94085
	Sunnyvale, CA 94085		Attn: General Counsel

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